Michigan Consolidated Gas Company
Consolidated Financial Statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and Report of Independent Registered Public Accounting Firm

Michigan Consolidated Gas Company

Management’s Narrative Analysis of Results of Operations
Certain items reflected in the accompanying consolidated financial statements have been eliminated at DTE Energy as a result of purchase accounting adjustments.
Factors impacting income: MichCon’s net income increased $19 million in 2007 and $39 million in 2006 compared to the prior year, primarily attributable to higher gross margins.
Increase (Decrease) in Income Statement Components Compared to Prior Year

(in Millions)	2007	2006
Operating revenues	$31	$(287)
Cost of gas	12	(328)

Gross margin	19	41
Operation and maintenance	1	10
Depreciation and amortization	(2)	(2)
Taxes other than income	2	11
Asset (gains) and losses, net	(3)	(48)
Other (income) and deductions	(9)	5
Income tax provision (benefit)	11	26

Net income	$19	$39

Gross margins increased $19 million in 2007 and $41 million in 2006, compared to the prior years. The increase in 2007 is primarily due to $21 million from the favorable effects of weather and $28 million related to an increase in midstream services including storage and transportation, partially offset by a $26 million unfavorable impact in lost gas recognized and $7 million in GCR disallowances. The increase in 2006 is primarily due to $15 million in higher base rates and $22 million in higher revenue associated with the uncollectible expense tracking mechanism authorized by the MPSC in the April 2005 gas rate order. Additionally, 2006 was impacted by a $17 million favorable impact in lost gas recognized and an increase of $24 million in midstream services including storage and transportation. Partially offsetting these increases were declines of $31 million due to warmer than normal weather and $26 million as a result of customer conservation and lower volumes. The comparability of 2006 to 2005 is also affected by an adjustment we recorded in the first quarter of 2005 related to an April 2005 MPSC order in our 2002 GCR reconciliation case that disallowed $26 million representing unbilled revenues at December 31, 2001. Revenues include a component for the cost of gas sold that is recoverable through the GCR mechanism.

(in Millions)	2007	2006	2005
Operating Revenues
Gas sales	$1,503	$1,509	$1,823
End user transportation	140	135	134

	1,643	1,644	1,957
Intermediate transportation	70	64	56
Other	129	103	85

	$1,842	$1,811	$2,098

	2007	2006	2005
Gas Markets (Bcf)
Gas sales	145	135	164
End user transportation	132	136	157

	277	271	321
Intermediate transportation	399	372	432

	676	643	753

Operation and maintenance expense increased $1 million and $10 million in 2007 and 2006, respectively. The 2007 increase was attributed to $5 million of increased Enterprise Business System implementation costs, partially offset by $4 million of lower uncollectible expense. The 2006 increase is due to $14 million of higher uncollectible expense and $24 million in implementation costs associated with our Performance Excellence Process, partially offset by $9 million of lower injuries and damages expenses and lower labor and employee incentives. The comparability of 2006 to 2005 was affected by an adjustment we recorded in the second quarter of 2005 for the disallowance of $11 million in environmental costs due to the April 2005 gas rate order and the requirement to defer negative pension expense as a regulatory liability. Additionally, the comparability was impacted by the DTE Energy parent company no longer allocating $9 million of merger-related interest to MichCon effective in April 2005.
Asset (gains) and losses, net gain increased $3 million in 2007 and increased $48 million in 2006. The 2007 increase is attributable to $5 million related to the sale of base gas and a land sale of $1 million, partially offset by $3 million for the disallowance of certain costs related to the acquisition of pipeline assets. The 2006 increase was due to the 2005 disallowances of approximately $42 million of costs related to a computer billing system and $6 million of certain computer equipment and related depreciation resulting from the April 2005 gas rate order.
Outlook — Operating results are expected to vary due to regulatory proceedings, weather, change in economic conditions, customer conservation, process improvements and base gas sales. Higher gas prices and economic conditions have resulted in continued pressure on receivables and working capital requirements that are partially mitigated by the MPSC’s uncollectible true-up mechanism and GCR mechanism.
We will continue to utilize the DTE Energy Operating System and the Performance Excellence Process to seek opportunities to improve productivity, remove waste and decrease our costs while improving customer satisfaction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
Michigan Consolidated Gas Company
We have audited the consolidated statements of financial position of Michigan Consolidated Gas Company and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, cash flows, and changes in shareholder’s equity and comprehensive income for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Michigan Consolidated Gas Company and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2 and 11 to the consolidated financial statements, in connection with the required adoption of new accounting standards, in 2006 the Company changed its method of accounting for share based payments and defined benefit pension and other postretirement plans, respectively. As discussed in Note 1 to the consolidated financial statements, in connection with the required adoption of new accounting standards, in 2005 the Company changed its method of accounting for asset retirement obligations.
/S/ DELOITTE & TOUCHE LLP
Detroit, Michigan
March 7, 2008

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2007	2006	2005
Operating Revenues	$1,842	$1,811	$2,098

Operating Expenses
Cost of gas	1,139	1,127	1,455
Operation and maintenance	422	421	411
Depreciation and amortization	93	95	97
Taxes other than income	55	53	42
Asset (gains) and losses, net	(3)	—	48

	1,706	1,696	2,053

Operating Income	136	115	45

Other (Income) and Deductions
Interest expense	60	67	57
Interest income	(10)	(12)	(10)
Other income	(12)	(8)	(4)
Other expenses	4	4	3

	42	51	46

Income (Loss) Before Income Taxes	94	64	(1)

Income Tax Provision (Benefit)	23	12	(14)

Net Income	$71	$52	$13

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$6	$1
Accounts receivable (less allowance for doubtful accounts of $86 and $96, respectively)
Customer	489	364
Affiliates	41	82
Other	1	19
Inventories
Gas	32	77
Material and supplies	20	17
Gas customer choice deferred asset	105	101
Other	32	37

	726	698

Investments	97	94

Property
Property, plant and equipment	3,589	3,391
Less accumulated depreciation	(1,593)	(1,539)

	1,996	1,852

Other Assets
Regulatory assets	272	362
Net investment in lease	76	78
Prepaid benefit costs and due from affiliate	432	365
Other	9	21

	789	826

Total Assets	$3,608	$3,470

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2007	2006
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$33	$13
Other	227	198
Dividends payable	13	13
Short-term borrowings
Affiliates	—	12
Other	454	330
Current portion of long-term debt	275	30
Accrued gas cost recovery refund	70	81
Other	77	88

	1,149	765

Long-Term Debt (net of current portion)	440	715

Other Liabilities
Deferred income taxes	195	181
Regulatory liabilities	585	510
Accrued postretirement benefit costs	268	347
Asset retirement obligations	109	103
Other	80	93

	1,237	1,234

Commitments and Contingencies (Notes 4 and 10)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	447	442
Retained earnings	336	315
Accumulated other comprehensive loss	(1)	(1)

	782	756

Total Liabilities and Shareholder’s Equity	$3,608	$3,470

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2007	2006	2005
Operating Activities
Net income	$71	$52	$13
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	93	95	97
Deferred income taxes and investment tax credits, net	7	(35)	—
Asset (gains) and losses, net	(3)	—	48
Changes in assets and liabilities:
Accounts receivable, net	(60)	166	(198)
Inventories	42	41	(31)
Accrued postretirement benefit costs	(79)	203	26
Prepaid benefit costs and due from affiliate	(67)	34	(32)
Recoverable pension and postretirement costs	143	(259)	—
Accrued gas cost recovery	(11)	120	(16)
Accounts payable	44	(43)	83
Federal income, property and other taxes payable	5	(10)	(14)
Other assets	(38)	(68)	(16)
Other liabilities	44	38	14

Net cash from (used for) operating activities	191	334	(26)

Investing Activities
Plant and equipment expenditures	(225)	(154)	(114)
Acquisitions, net of cash acquired	—	(3)	—
Proceeds from sale of assets	2	3	—
Notes receivable from affiliate	1	1	—

Net cash used for investing activities	(222)	(153)	(114)

Financing Activities
Redemption of long-term debt	(30)	(40)	—
Short-term borrowings, net	116	(97)	197
Dividends on common stock	(50)	(50)	(50)

Net cash from (used for) financing activities	36	(187)	147

Net Increase (Decrease) in Cash and Cash Equivalents	5	(6)	7
Cash and Cash Equivalents at Beginning of Period	1	7	—

Cash and Cash Equivalents at End of Period	$6	$1	$7

Cash Paid for:
Interest (excluding interest capitalized)	$63	$66	$57
Income taxes	$10	$49	$9

Noncash investing and financing activities
Property, plant and equipment	$(1)	$—	$—
Short-term borrowings	$(5)	$—	$—
See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
AND COMPREHENSIVE INCOME

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total

Balance, December 31, 2004	10,300	$442	$350	$(1)	$791

Net income	—	—	13	—	13
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2005	10,300	442	313	(1)	754

Net income	—	—	52	—	52
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2006	10,300	442	315	(1)	756

Net income	—	—	71	—	71
Capital contribution	—	5	—	—	5
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2007	10,300	$447	$336	$(1)	$782

The following table displays comprehensive income:

(in Millions)	2007	2006	2005
Net income	$71	$52	$13

Comprehensive income	$71	$52	$13

See Notes to Consolidated Financial Statements

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements
NOTE 1– SIGNIFICANT ACCOUNTING POLICIES
Corporate Structure
Michigan Consolidated Gas Company (MichCon) is a Michigan corporation organized in 1898. MichCon is an indirect, wholly-owned subsidiary of DTE Enterprises, Inc., and indirectly a wholly-owned subsidiary of DTE Energy Company. MichCon is a public utility subject to regulation by the Michigan Public Service Commission (MPSC). MichCon is engaged in the purchase, storage, transmission, distribution and sale of natural gas to approximately 1.3 million customers throughout Michigan. MichCon also has subsidiaries involved in the gathering and transmission of natural gas in northern Michigan.
References in this report to “we”, “us”, “our” or “Company” are to MichCon.
Principles of Consolidation
We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When we do not influence the operating policies of an investee, the cost method is used. We eliminate all intercompany balances and transactions.
For entities that are considered variable interest entities, we apply the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46-R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require us to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.
We reclassified certain prior year balances to match the current year’s financial statement presentation.
Revenues
Revenues from the transportation and storage of natural gas are recognized as services are provided. We record revenues for gas services provided but unbilled at the end of each month. Our accrued revenues include a component for the cost of gas sold that is recoverable through the gas cost recovery (GCR) mechanism and certain other transactions that may create revenue refund obligations to GCR customers. MichCon presents its revenue net of any revenue refund obligations to GCR customers. Annual GCR proceedings before the MPSC permit MichCon to recover prudent and reasonable supply costs. Any over collection or under collection of costs, including interest, will be reflected in future rates. See Note 4.

Comprehensive Income (Loss)
Comprehensive income (loss) is the change in common shareholder’s equity during a period from transactions and events from non-owner sources, including net income. As shown in the following table, amounts recorded to other comprehensive income (loss) at December 31, 2007 include unrealized gains and losses from derivatives accounted for as cash flow hedges.

	Net	Accumulated
	Unrealized	Other
	Losses on	Comprehensive
(in Millions)	Derivatives	Loss
Beginning balance	$(1)	$(1)
Current — period change	—	—

Ending balance	$(1)	$(1)

Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.
Inventories
We value materials and supplies at average cost.
Gas inventory is determined using the last-in, first-out (LIFO) method. At December 31, 2007, the replacement cost of gas remaining in storage exceeded the $32 million LIFO cost by $288 million. During 2007, MichCon liquidated 9.5 billion cubic feet of prior years’ LIFO layers. The liquidation reduced 2007 cost of gas by approximately $30 million, but had no impact on earnings as a result of the GCR mechanism. At December 31, 2006, the replacement cost of gas remaining in storage exceeded the $77 million LIFO cost by $236 million. During 2006, MichCon liquidated 5.1 billion cubic feet of prior years’ LIFO layers. The liquidation reduced 2006 cost of gas by approximately $1 million, but had no impact on earnings as a result of the GCR mechanism.

Property, Retirement and Maintenance, and Depreciation and Depletion
Summary of property by classification as of December 31:

(in Millions)	2007	2006
Property, Plant and Equipment
Distribution	$2,392	$2,175
Storage	273	245
Other	924	971

Total	3,589	3,391

Less Accumulated Depreciation
Distribution	(970)	(926)
Storage	(100)	(108)
Other	(523)	(505)

Total	(1,593)	(1,539)

Net Property, Plant and Equipment	$1,996	$1,852

Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). AFUDC capitalized during 2007 and 2006 was approximately $9 million and $4 million, respectively. The cost of properties retired, less salvage value, is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
We base depreciation provisions on straight-line and units-of-production rates approved by the MPSC. The composite depreciation rate was 3.1 % in 2007, 2.8% in 2006, and 3.2% in 2005
The average estimated useful life for gas distribution and transmission property was 40 years and 37 years, respectively, at December 31, 2007.
Intangible assets relating to capitalized software are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation on the Consolidated Statements of Financial Position. We capitalize the costs associated with computer software we develop or obtain for use in our business. We amortize intangible assets on a straight-line basis over the expected period of benefit, primarily 15 years. Intangible assets amortization expense was $6 million in each of the years 2007, 2006 and 2005. The gross carrying amount and accumulated amortization of intangible assets at December 31, 2007 were $90 million and $43 million, respectively. The gross carrying amount and accumulated amortization of intangible assets at December 31, 2006 were $105 million and $44 million, respectively. Amortization expense of intangible assets is estimated to be $6 million annually for 2008 through 2012.
Asset Retirement Obligations
We record asset retirement obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. We have conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, we have conditional retirement obligations at certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate.
The adoptions of SFAS No. 143 and FIN 47 resulted primarily in timing differences in the recognition of legal asset retirement costs that we are currently recovering in rates. We defer such differences under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation.
As a result of adopting FIN 47 on December 31, 2005, we recorded a plant asset of $13 million with offsetting accumulated depreciation of $4 million, and an asset retirement obligation liability of $92 million. We also recorded a cumulative effect amount as a reduction to a regulatory liability of $84 million.
No liability has been recorded with respect to lead-based paint, as the quantities of lead-based paint in our facilities are unknown. In addition, there is no incremental cost for demolitions of lead-based paint facilities vs. non-lead-based paint facilities and no regulations currently exist requiring any type of special disposal of items containing lead-based paint.
A reconciliation of the asset retirement obligation for 2007 follows:

(in Millions)
Asset retirement obligations at January 1, 2007	$103
Accretion	7
Liabilities settled	(1)

Asset retirement obligations at December 31, 2007	$109

Long-Lived Assets
Our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
Excise and Sales Taxes
We record the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Insured and Uninsured Risks
Our comprehensive insurance program provides coverage for various types of risks. Our insurance policies cover risk of loss from property damage, general liability, workers’ compensation, auto liability and directors’ and officers’ liability. Under our risk management policy, we self-insure portions of certain risks up to specified limits, depending on the type of exposure. We have an actuarially determined estimate of our incurred but not reported liability prepared annually and adjust our reserves for self-insured risks as appropriate.
Investments in Debt and Equity Securities
We generally classify investments in debt and equity securities as trading and have recorded such investments at market value with unrealized gains or losses included in earnings. Our investments are reviewed for impairment each reporting period. If the assessment indicates that the impairment is other than temporary, a loss is recognized resulting in the investment being written down to its estimated fair value.
Asset (Gains) and Losses, net
In 2007, we sold base gas resulting in a gain of $5 million and we sold land for a gain of $1 million, partially offset by $3 million for the disallowance of certain costs related to the acquisition of pipeline assets. In 2006, we sold certain investment rights related to storage field construction for a $3 million pre-tax gain. This gain was offset by a $3 million loss as a result of a reduction to MichCon’s 2004 GCR underrecovery related to the accounting treatment of the injected base gas remaining in the New Haven storage field when it was sold in early 2004. In 2005, we received a gas rate order from the MPSC which resulted in disallowances of approximately $42 million of costs related to a computer billing system and $6 million of certain computer equipment and related depreciation.
See the following notes for other accounting policies impacting our financial statements:

Note	Title

2	New Accounting Pronouncements
4	Regulatory Matters
5	Income Taxes
9	Financial and Other Derivative Instruments
11	Retirement Benefits and Trusteed Assets
NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS
Fair Value Accounting
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS No. 157 effective January 1, 2008. The FASB deferred the effective date of SFAS No. 157 as it pertains to non-financial assets and liabilities to January 1, 2009. The adoption of SFAS No. 157 will not have a material impact to the January 1, 2008 balance of retained earnings.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. An entity will report in earnings unrealized gains and losses on items, for which the fair value option has been elected, at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS No. 159 is not expected to have a material impact to the Company’s financial statements. At January 1, 2008, the Company has not elected to use the fair value option for financial assets and liabilities held at that date.
Business Combinations
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer:
•	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree;

•	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and

•	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
SFAS No. 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the effects of this statement, and has not yet determined its impact on its consolidated financial statements.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51. The standard requires:
•	The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity;

•	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income;

•	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for as equity transactions;

•	When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment; and

•	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.
SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. The Company is currently assessing the effects of this statement, and has not yet determined its impact on its consolidated financial statements.
Stock-Based Compensation
Effective January 1, 2006, our parent company, DTE Energy, adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. We receive an allocation of costs associated with stock compensation and the related impact of cumulative accounting adjustments. Our allocations for 2007 and 2006 for stock-based compensation expense were approximately $3 million and $2 million, respectively. The cumulative effect of the adoption of SFAS 123(R) had an immaterial impact on our operation and maintenance expense. We have not restated any prior periods as a result of the adoption of SFAS 123(R).
NOTE 3 – RESTRUCTURING
Performance Excellence Process
In mid-2005, we initiated a company-wide review of our operations called the Performance Excellence Process. We began a series of focused improvement initiatives and expect this process will continue into 2008.
We have incurred costs to achieve (CTA) for employee severance and other costs, consisting primarily of project management and consultant support. We cannot defer CTA costs at this time because a recovery mechanism has not been established. We expect to seek a recovery mechanism in our next rate case in 2009.
Amounts expensed are recorded in the Operation and maintenance line on the Consolidated Statements of Operations. Costs incurred in 2007 and 2006 are as follows:

	Employee Severance Costs		Other Costs		Total Cost
(in Millions)	2007	2006	2007	2006	2007	2006
Costs incurred	$3	$17	$6	$7	$9	$24
A liability for future CTA associated with the Performance Excellence Process has not been recognized because the Company has not met the recognition criteria of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
NOTE 4 – REGULATORY MATTERS
Regulation
We are subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters.
Regulatory Assets and Liabilities
We apply the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. Continued applicability of SFAS

No. 71 requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the Company discontinuing the application of SFAS No. 71 for some or all of its business and require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued application of SFAS No. 71.
The following are the balances of the regulatory assets and liabilities as of December 31:

(in Millions)	2007	2006
Assets
Deferred environmental costs	$39	$38
Unamortized loss on reacquired debt	29	30
Recoverable pension and postretirement costs	116	260
Recoverable uncollectibles expense	66	45
Deferred income taxes – Michigan Business Tax	47	—

	297	373
Less amount included in current assets	(25)	(11)

	$272	$362

Liabilities
Asset removal costs	$363	$354
Refundable income taxes	104	114
Accrued GCR refund	70	81
Safety and training cost refund	—	3
Accrued pension	71	39
Deferred income taxes – Michigan Business Tax	47	—

	655	591
Less amount included in current liabilities and other liabilities	(70)	(81)

	$585	$510

ASSETS
•	Deferred environmental costs — The MPSC approved the deferral and recovery of investigation and remediation costs associated with former MGP sites.

•	Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•	Recoverable pension and postretirement costs — The traditional rate setting process allows for the recovery of pension and postretirement costs as measured by generally accepted accounting principles.

•	Recoverable uncollectibles expense — Receivable for the MPSC approved uncollectible expense true-up mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.

•	Deferred income taxes — Michigan Business Tax (MBT) - In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates.

LIABILITIES
•	Asset removal costs — The amount collected from customers for the funding of future asset removal activities.

•	Refundable income taxes — Income taxes refundable to MichCon’s customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.

•	Safety and training cost refund — The MPSC ordered the refund of unspent costs which were included in the Company’s rates.

•	Accrued pension — Pension expense refundable to customers representing the difference created from volatility in the pension obligation and amounts recognized pursuant to MPSC authorization.

•	Deferred income taxes — Michigan Business Tax — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax assets were established, and offsetting regulatory liabilities were recorded as the impacts of the deferred tax assets will be reflected in rates.
Regulatory Accounting Treatment for Performance Excellence Process
In May 2006, we filed applications with the MPSC to allow deferral of costs associated with the implementation of the Performance Excellence Process, a company-wide cost-savings and performance improvement program. Implementation costs include project management, consultant support and employee severance expenses. We sought MPSC authorization to defer and amortize Performance Excellence Process implementation costs for accounting purposes to match the expected savings from the Performance Excellence Process program with the related CTA. We anticipate the Performance Excellence Process to continue into 2008. Our CTA is estimated to total between $55 million and $60 million. In September 2006, the MPSC issued an order approving a settlement agreement that allows commencing in 2006, to defer the incremental CTA. Further, the order provides for us to amortize the CTA deferrals over a ten-year period beginning with the year subsequent to the year the CTA was deferred. However, we cannot defer CTA costs at this time because a recovery mechanism has not been established. We expect to seek a recovery mechanism in our next rate case in 2009.
Uncollectible Expense True-Up Mechanism (UETM) and Report of Safety and Training-Related Expenditures
2005 UETM — In March 2006, MichCon filed an application with the MPSC for approval of its UETM for 2005. This is the first filing MichCon has made under the UETM, which was approved by the MPSC in April 2005 as part of MichCon’s last general rate case. MichCon’s 2005 base rates included $37 million for anticipated uncollectible expenses. Actual 2005 uncollectible expenses totaled $60 million. The true-up mechanism allows MichCon to recover ninety percent of uncollectibles that exceeded the $37 million base. Under the formula prescribed by the MPSC, MichCon recorded an under-recovery of approximately $11 million for uncollectible expenses from May 2005 (when the mechanism took effect) through the end of 2005. In December 2006, the MPSC issued an order authorizing MichCon to implement the UETM monthly surcharge for service rendered on and after January 1, 2007. At December 31, 2007, approximately $3 million was outstanding.
As part of the March 2006 application with the MPSC, MichCon filed a review of its 2005 annual safety and training-related expenditures. MichCon reported that actual safety and training-related expenditures for the initial period exceeded the pro-rata amounts included in base rates and based on the under-recovered position, recommended no refund at this time. In the December 2006 order, the MPSC also approved MichCon’s 2005 safety and training report.

2006 UETM — In March 2007, MichCon filed an application with the MPSC for approval of its UETM for 2006 requesting $33 million of under-recovery plus applicable carrying costs of $3 million. The March 2007 application included a report of MichCon’s 2006 annual safety and training-related expenditures, which shows a $2 million over-recovery. In August 2007, MichCon filed revised exhibits reflecting an agreement with the MPSC Staff to net the $2 million over-recovery and associated interest related to the 2006 safety and training-related expenditures against the 2006 UETM under-recovery. An MPSC order was issued in December 2007 approving the collection of $33 million requested in the August 2007 revised filing. MichCon is authorized to implement the new UETM monthly surcharge for service rendered on and after January 1, 2008.
2007 UETM — MichCon accrued approximately $30 million of expenses under the UETM during 2007. An application will be filed in 2008 for approval of its 2007 UETM.
Gas Cost Recovery Proceedings
2005-2006 Plan Year —In June 2006, MichCon filed its GCR reconciliation for the 2005-2006 GCR year. The filing supported a total over-recovery, including interest through March 2006, of $13 million. MPSC Staff and other interveners filed testimony regarding the reconciliation in which they recommended disallowances related to MichCon’s implementation of its dollar cost averaging fixed price program. In January 2007, MichCon filed testimony rebutting these recommendations. On December 18, 2007, the MPSC issued an order adopting the adjustments proposed by the MPSC Staff resulting in an $8 million disallowance. Expense related to the disallowance was reflected in the Consolidated Statements of Operations for the year ended December 31, 2007. The MPSC authorized MichCon to roll a net over-recovery, inclusive of interest, of $20 million into its 2006-2007 GCR reconciliation. On December 27, 2007, MichCon filed an appeal of the case with the Michigan Court of Appeals. MichCon is unable to predict the outcome of the appeal.
2006-2007 Plan Year — In June 2007, MichCon filed its GCR reconciliation for the 2006-2007 GCR year. The filing supported a total under-recovery, including interest through March 2007, of $18 million. An MPSC order in this case is expected in 2008.
2007-2008 Plan Year / Base Gas Sale Consolidated — In August 2006, MichCon filed an application with the MPSC requesting permission to sell base gas that would become accessible with storage facilities upgrades. In December 2006, MichCon filed its 2007-2008 GCR plan case proposing a maximum GCR factor of $8.49 per Mcf. In August 2007, a settlement agreement in this proceeding was reached by all intervening parties that provides for a sharing with customers of the proceeds from the sale of base gas. In addition, the agreement provides for a rate case filing moratorium until January 1, 2009, unless certain unanticipated changes occur that impact income by more than $5 million. The settlement agreement was approved by the MPSC on August 21, 2007. MichCon’s gas storage enhancement projects, the main subject of the aforementioned settlement, will enable 17 billion cubic feet (Bcf) of gas to become available for cycling. Under the settlement terms, MichCon delivered 13.4 Bcf of this gas to its customers through 2007 at a savings to market-priced supplies of approximately $54 million. This settlement provides for MichCon to retain the proceeds from the sale of 3.6 Bcf of gas, which MichCon expects to sell in 2007 through 2009. In the fourth quarter of 2007, MichCon sold .75 Bcf of base gas and recognized a pre-tax gain of $5 million for which cash proceeds were received in January 2008. By enabling MichCon to retain the profit from the sale of this gas, the settlement provides MichCon with the opportunity to earn an 11% return on equity with no customer rate increase for a period of five years from 2005 to 2010.
2008-2009 Plan Year — In December 2007, MichCon filed its GCR plan case for the 2008-2009 GCR Plan year. MichCon filed for a maximum GCR factor of $8.36 per Mcf. An order in this case is expected during 2008.

Other
On September 6, 2007, the Court of Appeals of the State of Michigan published its decision with respect to an appeal by MichCon and others of certain provisions of a November 23, 2004 MPSC order, including reversing the MPSC’s denial of recovery of merger control premium costs. In its published decision, the Court of Appeals held that MichCon is entitled to recover its allocated share of the merger control premium and remanded this matter to the MPSC for further proceedings to establish the precise amount and timing of this recovery. Other parties have filed requests for leave to appeal to the Michigan Supreme Court from the Court of Appeals September 6, 2007 decision. However, proceedings resulting from this remand cannot be initiated by the MPSC until appeals by other parties of the September 6, 2007 decision have been resolved by the Michigan Supreme Court. Any potential recovery mechanism cannot be effective until the conclusion of the next general rate case which by agreement of MichCon and the MPSC in a separate proceeding cannot begin before January 1, 2009, or at the conclusion of the ordered remand proceeding which has not yet been initiated by the MPSC. MichCon is unable to predict the financial or other outcome of any such legal or regulatory proceedings at this time.
We are unable to predict the outcome of the regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 5 – INCOME TAXES
Income Tax Summary
We are part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. We have an income tax payable of $10 million at December 31, 2007, and $4 million at December 31, 2006 due to DTE Energy.
Total income tax expense (benefit) varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2007	2006	2005
Income tax expense at 35% statutory rate	$33	$22	$—

Investment tax credit	(1)	(1)	(1)
Depreciation	(7)	(7)	(7)
Employee Stock Ownership Plan dividends	(1)	(1)	(1)
Medicare part D subsidy	(1)	(1)	(2)
Other, net	—	—	(3)

Total	$23	$12	$(14)

Effective federal income tax rate	24.5%	18.8%	(n/m)(1)%

(1) – Due to the amount of the pre-tax loss in 2005, the effective tax rate in not meaningful (n/m).
Components of income tax expense (benefit) were as follows:

(in Millions)	2007	2006	2005
Current federal and other income tax expense (benefit)	$16	$47	$(14)
Deferred federal and other income tax expense	7	(35)	—

Total	$23	$12	$(14)

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences.
Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2007	2006
Property, plant and equipment	$(114)	$(107)
Pension and benefits	(86)	(85)
Other comprehensive income (OCI)	1	1
Other, net	20	31

	$(179)	$(160)

Current deferred income tax assets (included in Current Assets – Other)	$16	$21
Long term deferred income tax liabilities	(195)	(181)

	$(179)	$(160)

Deferred income tax liabilities	$(595)	$(553)
Deferred income tax assets	416	393

	$(179)	$(160)

The above table excludes deferred tax liabilities associated with unamortized investment tax credits.
Uncertain Tax Positions
We adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 on January 1, 2007. This interpretation prescribes a more-likely-than-not recognition threshold and a measurement attribute for the financial statement reporting of tax positions taken or expected to be taken on a tax return. As a result of the implementation of FIN 48, we recognized an increase in liabilities that was accounted for as a reduction to the January 1, 2007 balance of retained earnings in an immaterial amount.
Unrecognized tax benefits at January 1, 2007 and December 31, 2007, and changes therein during 2007, were not material. Unrecognized tax benefits at January 1, 2007 and at December 31, 2007, if recognized, would not favorably impact our effective tax rate. We do not anticipate any significant changes in the unrecognized tax benefits during the next twelve months.
We recognize interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on our Consolidated Statements of Operations. We had no accrued interest and no accrued penalties pertaining to income taxes at January 1, 2007 and December 31, 2007. We had no interest expense in relation to income tax for the years ended December 31, 2007 and 2006.
The U.S. federal income tax returns for years 2004 and subsequent years remain subject to examination by the IRS for DTE Energy Company and its subsidiaries. The Company also files tax returns in various local tax jurisdictions with varying statutes of limitations.

Michigan Business Tax
On July 12, 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan to replace the Michigan Single Business Tax (MSBT) effective January 1, 2008. The MBT is comprised of an apportioned modified gross receipts tax of 0.8 percent and an apportioned business income tax of 4.95 percent. The MBT provides credits for Michigan business investment, compensation, and research and development. The MBT will be accounted for as an income tax.
In 2007, a state deferred tax liability of $47 million was recognized by the Company for cumulative differences between book and tax assets and liabilities. Effective September 30, 2007, legislation was adopted by the State of Michigan creating a deduction for businesses that realize an increase in their deferred tax liability due to the enactment of the MBT. Therefore, a deferred tax asset of $47 million was established related to the future deduction. The deduction will be claimed during the period of 2015 through 2029. The recognition of the enactment did not have an impact on our income tax provision for 2007.
The $47 million of deferred tax liabilities and assets recognized were offset by corresponding regulatory assets and liabilities in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, as the impacts of the deferred tax liabilities and assets recognized upon enactment and amendment of the MBT will be reflected in our rates.
NOTE 6 – LONG-TERM DEBT AND PREFERRED SECURITIES
Long-Term Debt
Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2007	2006
First Mortgage Bonds, interest payable semi-annually
7.21% series due 2007	$—	$30
7.06% series due 2012	40	40
8.25% series due 2014	80	80
Remarketable securities, interest payable semi-annually
6.45% series due 2038	75	75
Senior notes, interest payable semi-annually
6.125% series due 2008	200	200
5.0% series due 2019	120	120
5.7% series due 2033	200	200

	715	745
Less amount due within one year	(275)	(30)

Total	$440	$715

Our remarketable securities and senior notes are secured by “fall-away mortgage” debt and, as such, are secured debt as long as our other first mortgage bonds are outstanding and become senior unsecured debt thereafter.
Substantially all of our net utility property is subject to the lien of our mortgage. Should we fail to timely pay our indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.
The following table shows the scheduled debt maturities and sinking fund requirements, excluding any unamortized discount or premium on debt:

						2013 and
(in Millions)	2008	2009	2010	2011	2012	thereafter	Total
Amount to mature	$275	$—	$—	$—	$40	$400	$715
Debt Retirements and Redemptions
In May 2007, we retired at maturity $30 million of First Mortgage Bonds bearing 7.21% interest.
Remarketable Securities
At December 31, 2007, $75 million of MichCon notes were subject to periodic remarketings. The notes are subject to mandatory or optional tender on June 30, 2008. The Company directs the remarketing agents to remarket these securities at the lowest interest rate necessary to produce a par bid. In the event that a remarketing fails, the Company would be required to purchase the securities.
Preferred and Preference Securities – Authorized and Unissued
At December 31, 2007, we had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.
NOTE 7 – SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
In October 2005, we entered into a $181 million, five-year unsecured revolving credit agreement and simultaneously amended our existing $244 million, five-year facility entered into in October 2004. Our aggregate availability under the combined facilities is $425 million. The five-year credit facilities are with a syndicate of banks and may be used for general corporate borrowings, but are intended to provide liquidity support for our commercial paper program. Borrowings under the facilities are available at prevailing short-term interest rates. The agreements require us to maintain a debt to total capitalization ratio of no more than 0.65 to l. Should we have delinquent debt obligations of at least $50 million to any creditor, such delinquency will be considered a default under our credit agreements.
In December of 2007, we initiated a $100 million short-term unsecured bank loan in the fourth quarter of 2007. The purpose of this loan was to enhance liquidity and reduce reliance on the commercial paper market. The loans have covenants identical to those specified under our back-up credit facilities. We were in compliance with those covenants at December 31, 2007. We had $100 million outstanding under these loans at December 31, 2007.
At December 31, 2007, we had outstanding commercial paper of $354 million and other short-term borrowings of $100 million. At December 31, 2006, we had outstanding commercial paper of $330 million and other short-term borrowings from affiliates of $12 million.
The weighted average interest rates for short-term borrowings were 5.4% at December 31, 2007 and 2006.
NOTE 8 – CAPITAL AND OPERATING LEASES
Lessee - We lease certain property under operating lease arrangements expiring at various dates through 2023. Some leases contain renewal options.

Operating
(in Millions)	Leases
2008	$1
2009	1
2010	1
2011	—
2012	—
Thereafter	2

Total minimum lease payments	$5

Rental expense for operating leases was $1 million in 2007, $1 million in 2006, and $2 million in 2005.
Lessor – We lease a portion of our pipeline system to the Vector Pipeline Partnership through a capital lease contract that expires in 2020, with renewal options extending for five years.
The components of the net investment in the capital lease at December 31, 2007 were as follows:

(in Millions)
2008	$9
2009	9
2010	9
2011	9
2012	9
Thereafter	71

Total minimum future lease receipts	116
Residual value of leased pipeline	40
Less unearned income	(78)

Net investment in direct financing lease	78
Less current portion	(2)

$76

NOTE 9 – FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
We comply with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Under SFAS No. 133, all derivatives are recognized on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
Our primary market risk exposure is associated with commodity prices, credit and interest rates. We have risk management policies to monitor and decrease market risks. We use derivative instruments to manage some of the exposure.
Commodity Price Risk
We have fixed-priced contracts for portions of our expected gas supply requirements through 2011. We may also sell forward storage and transportation capacity contracts. These gas supply, firm transportation and storage contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. Our commodity price risk is limited due to the GCR mechanism. See Note 1.
Credit Risk
We are exposed to credit risk if our customers or counterparties do not comply with their contractual obligations. We maintain credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. We generally use standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its

December 31, 2007 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to result in material effects on the Company’s financial statements.
Interest Rate Risk
We occasionally use treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, we entered into an interest rate derivative to limit our sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. We subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
Fair Value of Financial Instruments
The fair value of financial instruments is determined by using various market data and other valuation techniques. The table below shows the fair value relative to the carrying value for long-term debt securities. The carrying value of certain other financial instruments, such as notes payable, customer deposits and notes receivable approximate fair value and are not shown. At December 31, 2007, we had approximately $120 million of securities insured by insurers. Since December 31, 2007, overall credit market conditions have resulted in credit rating downgrades and may result in future credit rating downgrades for these insurers. The Company does not expect the impact on interest rates or fair value to be material.

	2007		2006
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$711 million	$715 million	$747 million	$745 million
NOTE 10 – COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. We own, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, we are also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, we recognize a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. During 2007, we spent approximately $2 million investigating and remediating these former MGP sites. We accrued an additional $1 million in remediation liabilities to increase the reserve balance to $33 million as of December 31, 2007, with a corresponding increase in the regulatory asset.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, we anticipate the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on our results of operations.

Labor Contracts
There are several bargaining units for our represented employees. In October 2007, a new three-year agreement was ratified by our represented employees.
Purchase Commitments
As of December 31, 2007, we were party to numerous long-term purchase commitments relating to a variety of goods and services required for our business. These agreements primarily consist of long-term gas purchase and transportation agreements. We estimate that these commitments will be approximately $1.4 billion through 2051. We also estimate that 2008 capital expenditures will be approximately $214 million. We have made certain commitments in connection with expected capital expenditures.
Bankruptcies
We sell gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of our customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. We regularly review contingent matters relating to these customers and our sale contracts and we record provisions for amounts considered at risk of probable loss. We believe our previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on our consolidated financial statements.
Other Contingencies
We are involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning matters arising in the ordinary course of business. These proceedings include certain contract disputes, environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that are considered probable of loss. The resolution of pending proceedings is not expected to have a material effect on our operations or financial statements in the period they are resolved.
See Note 4 for a discussion of contingencies related to Regulatory Matters.
NOTE 11 – RETIREMENT BENEFITS AND TRUSTEED ASSETS
Adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires companies to (1) recognize the over funded or under funded status of defined benefit pension and defined benefit other postretirement plans in its financial statements, (2) recognize as a component of other comprehensive income, net of tax, the actuarial gains or losses and the prior service costs or credits that arise during the period but are not immediately recognized as components of net periodic benefit cost, (3) recognize adjustments to other comprehensive income when the actuarial gains or losses, prior service costs or credits, and transition assets or obligations are recognized as components of net periodic benefit cost, (4) measure postretirement benefit plan assets and plan obligations as of the date of the employer’s statement of financial position, and (5) disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service cost and credits.
The requirement to recognize the funded status of a postretirement benefit plan and the related disclosure requirements is effective for fiscal years ending after December 15, 2006. We adopted this requirement as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We plan to adopt this requirement as of December 31, 2008.
MichCon received approval from the MPSC to record the charge related to the additional liability as a regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement plan costs. Retrospective application of the changes required by SFAS No. 158 is prohibited; therefore certain disclosures below are not comparable.
Measurement Date
All amounts and balances reported in the following tables as of December 31, 2007 and December 31, 2006 are based on measurement dates of November 30, 2007 and November 30, 2006, respectively.
Pension Plan Benefits
We sponsor a qualified defined benefit retirement plan for MichCon represented employees (the “MichCon Plan”). The Plan is noncontributory, covers substantially all represented employees and provides retirement benefits to these MichCon employees based on the employee’s years of benefit service, average final compensation and age at retirement. Currently this Plan meets the full funding requirements of the Internal Revenue Code. We did not make a contribution to the MichCon Plan in 2007.
MichCon also participates in a qualified defined benefit retirement plan for its non-represented employees. This Plan is sponsored by Detroit Edison and is for represented and non-represented employees of Detroit Edison. It is the DTE Energy Company Retirement Plan (“DTE Plan”). The DTE Plan is noncontributory, covers substantially all employees not covered by the MichCon Plan and provides traditional retirement benefits to employees based on the employee’s years of benefit service, average final compensation and age at retirement. In addition, certain non-represented employees are covered under a cash balance provision that bases benefits on annual employer contributions and interest credits. Currently the DTE Plan meets the full funding requirements of the Internal Revenue Code. The DTE Plan is treated as a plan covering employees of various affiliates of DTE Energy from the affiliates’ perspective. Accordingly, the liabilities and assets associated with the DTE Plan are not reflected in the tables below, and the associated prepaid pension asset of $325 million and $294 million at December 31, 2007 and December 31, 2006, respectively, are reflected as an amount due from affiliate. We are allocated income or expense each year as a result of our participation in the DTE Plan. The annual income for 2007, 2006, and 2005 was $31 million, $22 million, and $26 million, respectively, and is not reflected in the following table.
In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of our negative pension expense. In 2007 and 2006, we deferred $32 million and $27 million, respectively, as a regulatory liability.
Net pension cost (credit) includes the following components:

(in Millions)	2007	2006	2005
Service cost	$7	$7	$5
Interest cost	16	16	15
Expected return on Plan assets	(31)	(30)	(28)
Amortization of:
Net loss	2	2	1
Prior service cost	1	1	1
Special termination benefits	—	6	—

Net pension cost (credit)	$(5)	$2	$(6)

Special termination benefits in the above table represent cost associated with our Performance Excellence Process.
Retrospective application of the changes required by SFAS No. 158 is prohibited; therefore certain disclosures below are not comparable.

(in Millions)	2007	2006
Other changes in plan assets and benefit obligations recognized in regulatory assets
Net actuarial (gain)	$(28)	$	N/A
Amortization of net actuarial (gain)	(2)		N/A
Amortization of prior service cost	(1)		N/A

Total recognized in regulatory assets	$(31)	$	N/A

Total recognized in net periodic pension cost and regulatory assets	$(36)	$	N/A

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$—		$2
Prior service cost	$1		$1
The above table represents disclosure required of SFAS No. 158 beginning in 2007.

The following table reconciles the obligations, assets and funded status of the plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2007	2006

Accumulated benefit obligation, end of year	$248	$266

Change in projected benefit obligation
Projected benefit obligation, beginning of year	$299	$275
Service cost	7	7
Interest cost	16	16
Actuarial loss	(23)	12
Benefits paid	(24)	(17)
Special termination benefits	—	6

Projected benefit obligation, end of year	$275	$299

Change in plan assets
Plan assets at fair value, beginning of year	$370	$344
Actual return on Plan assets	36	43
Benefits paid	(24)	(17)

Plan assets at fair value, end of year	$382	$370

Funded status of the Plans, November 30	$107	$71
December adjustment	—	—

Funded status, December 31	$107	$71

Noncurrent assets	$107	$71

Amounts recognized in regulatory assets
Net actuarial loss	$20	$50
Prior service cost	$3	$3
Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2007	2006	2005
Projected benefit obligation
Discount rate	6.50%	5.70%	5.90%
Rate of compensation increase	4.00%	4.00%	4.00%

Net pension costs
Discount rate	5.70%	5.90%	6.00%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on Plan assets	8.75%	8.75%	9.00%
At December 31, 2007, the benefits expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(in Millions)
2008	$15
2009	15
2010	15
2011	15
2012	16
2013 - 2017	88
Total	$164

We employ a consistent formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness.
We employ a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return of plan assets consistent with prudent levels of risk. The intent of this strategy is to minimize plan expenses over the long term. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Other assets such as private equity and absolute return funds are used judiciously to enhance long term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Our plan’s weighted-average asset allocations and related targets by asset category at December 31 were as follows:

	2007	2006	Target
Equity securities	66%	68%	55%
Debt securities	19	23	20
Other	15	9	25
	100%	100%	100%
We also sponsor a defined contribution retirement savings plan for represented employees and participate in a defined contribution plan for non-represented employees. Participation in one of these plans is available to substantially all represented and non-represented employees. We match employee contributions up to certain predefined limits based upon eligible compensation, the employee’s contribution rate and, in some cases, years of credited service. The cost of these plans was $4 million in 2007 and $5 million in 2006, and 2005.
Other Postretirement Benefits
We provide certain postretirement health care and life insurance benefits for retired employees who are eligible for these benefits. Separate qualified Voluntary Employees’ Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. Our policy is to fund certain trusts to meet our postretirement benefit obligations. In 2007, we made no cash contributions to our postretirement benefit plans. At the discretion of management, we may make up to a $40 million contribution to our VEBA trusts in 2008.

Net postretirement cost includes the following components:

(in Millions)	2007	2006	2005
Service cost	$14	$14	$11
Interest cost	28	26	24
Expected return on plan assets	(14)	(12)	(12)
Amortization of
Net loss	10	9	7
Prior service cost	2	2	2
Net transition obligation	5	5	6
Special termination benefits	—	2	—
Net postretirement cost	$45	$46	$38
Special termination benefits in the above table represent cost associated with our Performance Excellence Process.
Retrospective application of the changes required by SFAS No. 158 is prohibited; therefore certain disclosures below are not comparable.

(in Millions)	2007	2006
Other changes in plan assets and APBO recognized in regulatory assets
Net actuarial (gain)	$(80)	$	N/A
Amortization of net actuarial (gain)	(10)		N/A
Prior service cost	(16)		N/A
Amortization of prior service cost	(2)		N/A
Amortization of transition (asset)	(5)		N/A

Total recognized in regulatory assets	$(113)	$	N/A

Total recognized in net periodic benefit cost and regulatory assets	$(68)	$	N/A

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$5		$9
Prior service cost	$1		$2
Net transition obligation	$3		$5
The above table represents disclosure required of SFAS No. 158 beginning in 2007.

The following table reconciles the obligations, assets and funded status of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2007	2006
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$510	$453
Service cost	15	14
Interest cost	28	26
Actuarial loss	(81)	38
Special termination benefits	—	2
Benefits paid and Medicare Part D	(25)	(23)
Plan amendments	(16)	—

Accumulated postretirement benefit obligation, end of year	$431	$510

Change in plan assets
Plan assets at fair value, beginning of year	$156	$129
Company contribution	20	20
Actual return on plan assets	14	16
Benefits paid	(15)	(9)

Plan assets at fair value, end of year	$175	$156

Funded status of the plans, November 30	$(256)	$(354)
December adjustment	(12)	7

Funded status at fair value, December 31	$(268)	$(347)

Noncurrent liabilities	$(268)	$(347)

Amounts recognized in regulatory assets
Net loss	$67	$157
Prior service cost	$6	$12
Net transition obligation	$18	$35

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2007	2006	2005
Projected benefit obligation
Discount rate	6.50%	5.70%	5.90%

Net benefit costs
Discount rate	5.70%	5.90%	6.00%
Expected long-term rate of return on plan assets	8.75%	8.75%	9.00%
Health care trend rate pre-65	8.00%	9.00%	9.00%
Health care trend rate post-65	7.00%	8.00%	8.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2011	2011	2011
A one-percentage-point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $5 million and increased the accumulated benefit obligation by $42 million at December 31, 2007. A one-percentage-point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $6 million and would have decreased the accumulated benefit obligation by $60 million at December 31, 2007.
At December 31, 2007, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(in Millions)
2008	$30
2009	32
2010	32
2011	34
2012	34
2013 - 2017	181

Total	$343

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.
Our plan’s weighted-average asset allocations and related targets by asset category at December 31 were as follows:

	2007	2006	Target
Equity securities	67%	68%	55%
Debt securities	22	27	20
Other	11	5	25

	100%	100%	100%

In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $9 million in 2007, $2 million in 2006, and $5 million in 2005.
At December 31, 2007, the gross amount of federal subsidies expected to be received in each of the next five years and in the aggregate for the five fiscal years thereafter was as follows:

(in Millions)
2008	$1
2009	1
2010	1
2011	2
2012	2
2013 - 2017	8

Total	$15

Grantor Trust
We maintain a Grantor Trust that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and we can revoke the trust subject to providing the MPSC with prior notification. We account for our investment at fair value with unrealized gains and losses recorded to earnings.

NOTE 12 – RELATED PARTY TRANSACTIONS
We have agreements with affiliated companies to provide transportation and storage services and for the purchase of natural gas. We have an agreement with a DTE Energy affiliate where we are charged for our use of their shared capital assets. Prior to March 31, 2007, under a service agreement with DTE Energy, various DTE Energy affiliates, including MichCon, provide corporate support services inclusive of various financial, auditing, tax, legal, treasury and cash management, human resources, information technology, and regulatory services, which were billed to DTE Energy corporate. As these functions essentially support the entire DTE Energy Company, total administrative and general expenses billed to DTE Energy corporate by MichCon and the other affiliates, along with certain interest and financing costs were then billed to various subsidiaries of DTE Energy, including MichCon. Subsequent to March 31, 2007, a new affiliate company was formed, DTE Energy Corporate Services, LLC, to accumulate the aforementioned corporate support services type expenses, which previously had been recorded on the various operating units of DTE Energy Company, including MichCon. These administrative and general expenses incurred by DTE Energy Corporate Services, LLC were then billed to various subsidiaries of DTE Energy, including MichCon. MichCon participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy.
The following is a summary of transactions with affiliated companies:

(in Millions)	2007	2006	2005
Revenues
Transportation and storage services	$4	$9	$11
Other services	2	4	5
Costs
Gas purchases	—	—	—
Other services and interest	17	13	14
Corporate expenses	132	68	93
Other
Dividends declared	50	50	50
Dividends paid	50	50	50

	December 31,
(in Millions)	2007	2006
Assets
Accounts receivable	$41	$82
Prepaid pension assets	325	294

Liabilities & Equity
Accounts payable	33	13
Notes payable	—	12
Dividends payable	13	13
Our accounts receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.